Exhibit 10.2

Restricted Stock Unit Agreement

FOURTH AMENDED AND RESTATED REVLON, INC. STOCK PLAN

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into between REVLON, INC., a Delaware corporation (“Revlon” and, together with Revlon’s affiliates, the “Company”), and E. Scott Beattie, a non-employee director of Revlon (the “Grantee”) on November 3, 2016 (the “Grant Date”), subject to the Grantee’s acceptance of this Agreement.

Revlon’s Compensation Committee (the “Committee”) has determined that the objectives of the Fourth Amended and Restated Revlon, Inc. Stock Plan, as amended (the “Plan”), will be furthered by granting to the Grantee Restricted Stock Units, subject to certain restrictions, upon the terms and conditions hereinafter contained (“RSUs” or the “Restricted Stock Unit Award”). Each RSU represents the right to receive one share of Revlon, Inc. Class A common stock (“Common Stock”), subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (this “Agreement”).

In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee agree as follows:

SECTION 1. Notice of Grant; Grant of RSUs. Subject to Section 9 of this Agreement, the Company hereby grants to the Grantee the number of RSUs designated in the notice of grant from the Company which accompanies this Agreement as Schedule 2 hereto, or the online award summary referred to therein (the “Notice of Grant”). However, the Grantee shall have no right to the delivery of any shares of Common Stock subject to the RSUs except to the extent such RSUs have vested. Prior to the actual delivery of shares of Common Stock pursuant to Section 2 hereof, the RSUs will represent an unsecured obligation of the Company. The Grantee shall not be required to make any payment for the RSUs.

SECTION 2. Restrictions.

(a) Vesting of RSUs. For so long as the Restricted Stock Unit Award shall not be canceled pursuant to the terms of the Plan or this Agreement (or the consulting and transition agreement entered into between the Company and the Grantee on November 2, 2016 (the “Transition Agreement”)), one-third of the RSUs shall vest on each of the first three anniversaries of the Grant Date (the “Original Vesting Schedule”). Notwithstanding the foregoing, the RSUs which are the subject of this Agreement shall immediately vest upon a “Change of Control,” as defined in Schedule 1 hereto.

(b) Issuance of Shares. No shares of Common Stock shall be issued or delivered to the Grantee prior to the date on which the RSUs vest. As soon as reasonably practicable after any RSUs vest, but in no event more than 10 days following the applicable vesting event, subject to the terms of this Agreement, the Company shall cause to be issued to the Grantee (in book-entry form or otherwise) shares of Common Stock with respect to such vested RSUs. Notwithstanding the foregoing, no RSUs that vest upon a Change of Control will be settled on such Change of Control unless such Change of Control is also a “change in effective control” or “change in ownership” under Section 409A of the Internal Revenue Code of 1986, as amended (in either case, a “409A Change of Control”). If such Change of Control is not also a 409A Change of Control, then any vested RSUs (or other form of consideration) received by shareholders of the Company in respect of shares of Common Shares in connection with such Change of Control shall be delivered to the Grantee no more than 10 days following the applicable vesting date on which the RSUs would have otherwise vested in accordance with the Original Vesting Schedule.

#4821-2932-5881

Exhibit 10.2

SECTION 3. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares of Common Stock (which may be in book-entry form) have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to the Grantee (including through electronic delivery to a brokerage account), including, but not limited to, the right to vote and to receive dividends and other distributions. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to such shares.

SECTION 4. Taxes. The Grantee is liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company takes with respect to any tax obligations that arise in connection with the RSUs. The Company makes no representation or undertaking regarding the tax treatment in connection with the grant or vesting of the RSUs or the subsequent sale of shares of Common Stock issuable pursuant to the RSUs. The Company does not commit to and is under no obligation to structure the RSUs to reduce or eliminate the Grantee’s tax liability. The Grantee acknowledges and agrees that he is not an employee of the Company and that, as a non-employee director of Revlon, the Grantee will be required to pay (and the Company will not withhold or remit) any applicable taxes in connection with the RSUs.
SECTION 5. Termination of Service with the Company.
(a)    Subject to Section 5(b) below, effective as of the date of the Grantee’s termination of service with the Company for any reason, all RSUs which are unvested as provided in Section 2 of this Agreement shall be canceled, except to the extent the Committee may otherwise determine.
(b)    In the event that the Grantee’s service with the Company is terminated pursuant to subsections (ii) or (iii) of Section 1(f) of the Transition Agreement, the Grantee shall continue to vest in the RSUs in accordance with the Original Vesting Schedule as and to the extent provided in Section 1(e) of the Transition Agreement, which is incorporated herein by reference.
(c)    Nothing in the Plan or this Agreement shall confer upon the Grantee or any other person the right to continue in the service of the Company or affect any right which the Company may have to terminate the service of the Grantee or any other person.

SECTION 6. Plan Provisions to Prevail. This Agreement shall be subject to all of the terms and provisions of the Plan, as it may be amended from time to time, which are incorporated hereby and made a part hereof, including, without limitation, the provisions of Section 2.9(c) of the Plan (generally prohibiting the sale of shares not owned or immediately issuable and failure to duly deliver shares in settlement), Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards), Section 3.2 of the Plan (generally relating to consents required by securities and other laws), Section 3.5 of the Plan (relating to changes in capitalization) and Section 3.11 of the Plan (generally relating to the effects of certain reorganizations and other extraordinary transactions). Any term defined in the Plan shall have the same meaning in this Agreement, unless otherwise defined herein. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. In the event there is any inconsistency regarding the details of the grant between the records or communications of the Company’s outside Stock Plan Administrator and the resolutions and/or minutes of the Committee authorizing the RSUs subject to this Agreement, the Committee’s records shall prevail over the records, communications, databases and

2

Exhibit 10.2

online summaries or presentations of those grant details furnished or maintained by the Company’s outside Stock Plan Administrator. Notwithstanding the foregoing, the provisions of Section 1(e) of the Transition Agreement hereof shall govern and control over any conflicting provisions of the Plan, including without limitation the “default rules” under Section 2.10 of the Plan.

SECTION 7. Grantee’s Acknowledgment. By entering into this Agreement, the Grantee agrees and acknowledges that (a) he/she has received, read and understood a copy of the Plan, including Section 3.8(c) of the Plan (generally relating to waivers of claims to continued exercise or vesting of awards, damages and severance entitlements related to non-continuation of awards) and this Agreement, and accepts the RSUs upon all of the terms thereof, and (b) that no member of the Committee shall be liable for any Plan Action (as defined in the Plan), including without limitation any action or determination made in good faith with respect to the Plan or any award thereunder or under this Agreement. The Grantee has reviewed with his or her own advisors the tax and other consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to all matters of this Agreement.

SECTION 8. Nontransferability; Limitations on the Sale of Common Stock.

(a)    No RSUs granted to the Grantee under this Agreement shall be assignable or transferable by the Grantee (voluntarily or by operation of law), other than by will or by the laws of descent and distribution prior to vesting of the RSUs set forth in the Plan and this Agreement applicable thereto.

(b)    The Grantee may sell, assign and/or transfer the shares of Common Stock issued in respect of the RSUs pursuant to this Agreement, in whole or in part, subject to compliance with the Company’s trading policies, as provided in Section 16 hereof. Unless the Committee otherwise determines, the Grantee shall not have the right to pledge, hypothecate or encumber the RSUs granted pursuant to this Agreement. Any attempt to dispose of the RSUs and the shares of Common Stock issued in respect thereof in contravention of such restrictions shall be null and void and without effect.

SECTION 9. Conditions. Notwithstanding anything contained in this Agreement to the contrary, the grant of the RSUs pursuant to Section 1 hereof is conditioned upon and subject to the Grantee’s execution and delivery to the Company of an executed copy of this Agreement (which shall be electronically accepted by the Grantee pursuant to processes prescribed by the Company).

SECTION 10. Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company's General Counsel at her then current Revlon email address. Any notice to be given to the Grantee hereunder shall be in writing and shall be addressed to the Grantee at the address set forth below, or at such other address as the Grantee may hereafter designate to the Company by notice as provided herein, or at such other address of the Grantee on file with the Company’s human resource or payroll records, whichever is later communicated. Subject to the foregoing, notices hereunder shall be deemed to have been duly given when sent by email or personal delivery, or three business days following delivery by registered or certified mail, or on the next business day if sent via overnight courier, in each case to the party entitled to receive the same in the manner provided in this Section 10.

SECTION 11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 3.3 of the Plan and Section 8 of this Agreement, the heirs and personal representatives of the Grantee.

3

Exhibit 10.2

SECTION 12. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state

SECTION 13. Modifications to Agreement; Waivers. This Agreement may not be altered, modified, changed or discharged, except by a writing signed by or on behalf of both Revlon and the Grantee. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
SECTION 14.     Other Company Actions. Nothing contained in this Agreement shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the RSUs granted under this Agreement. Neither the Grantee nor any other person shall have any claim against the Company as a result of any such action.
SECTION 15.     Committee Authority. The Committee shall have full authority to interpret, construe and administer the terms of this Agreement in its sole discretion. The determination of the Committee as to any such matter of interpretation, construction or administration shall be final, binding and conclusive on all parties.
SECTION 16.    No Violation of Securities Laws; Securities Trading Policy.
(a)    The Company shall not be obligated to make any payment or delivery hereunder if such action, in the opinion of counsel for the Company, would violate any applicable securities laws. The Company shall be under no obligation to register any shares of Common Stock or any other property pursuant to any securities laws on account of the transactions contemplated by this Agreement.
(b)    It is understood and agreed that under the Company’s Confidentiality of Information and Securities Trading Policy, as is in effect from time to time, a copy of which is available upon request from the Company’s General Counsel (the “Trading Policy”), employees and Directors of the Company, including Grantees of RSUs, may be restricted from selling shares of Common Stock after the RSUs vest and during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company’s earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).
SECTION 17.     Severability. Notwithstanding any other provision of this Agreement, if any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the sole discretion of the Committee, materially altering the intent of the Agreement, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Agreement shall remain in full force and effect.
SECTION 18.    Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.
SECTION 19. Fractional Shares. Unless and until the Committee in its sole discretion determines otherwise, no fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement, and unless and until the Committee in its sole discretion determines that cash, other securities,

4

Exhibit 10.2

or other property shall be paid or transferred in lieu of any fractional shares, any rights to any fractional share shall be canceled, terminated or otherwise eliminated, without payment of any consideration.
SECTION 20.    Entire Agreement. This Agreement, the Plan, and the Transition Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations, written or oral, in respect thereto. Neither the Company nor the Committee nor the Grantee have made any promises, agreements, conditions or understandings, either orally or in writing, concerning the Restricted Stock Unit Award that are not included in this Agreement, the Plan, or the Transition Agreement.
SECTION 21. Miscellaneous. This Agreement is being furnished to the Grantee electronically and shall not be enforceable by the Grantee unless and until it has been electronically accepted by the Grantee via electronic acceptance procedures established by the Company, as communicated to the Grantee in the Notice of Grant (or otherwise in writing), and such acceptance has been logged and validated by the Company. The grant covered by this Agreement shall be void and of no force or effect if this Agreement is not accepted timely by the Grantee.
SECTION 22. Section 409A. Notwithstanding any provisions of this Agreement to the contrary, if the Grantee is determined to be a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) at the time the Grantee ceases to continue to provide services to the Company, and if any portion of the payments or benefits to be received by the Grantee following a separation from service under this Agreement would be considered deferred compensation under Section 409A and cannot be paid or provided to the Grantee without the Grantee incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Grantee’ separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Grantee’s separation from service or (ii) the Grantee’s death.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.
                           REVLON, INC.
By: /s/ Michael T. Sheehan
Name: Michael T. Sheehan

Title:	SVP, Deputy General Counsel and Secretary
Date: November 3, 2016

GRANTEE

/s/ E. Scott Beattie

Date: November 3, 2016

5

Exhibit 10.2

SCHEDULE 1 TO RESTRICTED STOCK UNIT AGREEMENT
Change of Control
A “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, that under such circumstances the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (i) and clause (iii), such other Person will be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person beneficially owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation);
during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity in which any Person, other than one or more Permitted Holders is or becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this definition a Person will be deemed to have “beneficial ownership” of all shares that any Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities of such entity representing 50% or more of the combined voting power of such entity’s Voting Stock, and the Permitted Holders “beneficially own” (as so defined) directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of such entity than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such entity; or

Exhibit 10.2

a “Change of Control” shall have occurred under, and as defined in, the indenture governing Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes Due 2008 or any other Subordinated Obligations of Revlon Consumer Products Corporation so long as such 8 5/8% Senior Subordinated Notes Due 2008 or Subordinated Obligations are outstanding.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same combined voting power of the Voting Stock in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
“Capital Stock” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.
“Company” means Revlon, Inc. together with its subsidiaries, including, without limitation, Revlon Consumer Products Corporation.
“8 5/8% Senior Subordinated Notes Due 2008” means Revlon Consumer Products Corporation’s 8 5/8% Senior Subordinated Notes due 2008 and any notes exchanged therefor.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Permitted Holders” means Ronald O. Perelman (or in the event of his incompetence or death, his estate, heirs, executor, administrator, committee or other personal representative (collectively, “heirs”)) or any Person controlled, directly or indirectly, by Ronald O. Perelman or his heirs.
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
“Preferred Stock,” as applied to the Capital Stock of the Company, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over shares of Capital Stock of any other class of the Company.

Exhibit 10.2

“Subordinated Obligations” has the meaning ascribed thereto in the indenture for Revlon Consumer Products Corporation’s 9½% Senior Notes due 2011.
“Voting Stock” means all classes of Capital Stock of the Company then outstanding and normally entitled to vote in the election of Directors.

Exhibit 10.2

Notice of Grant of Restricted Stock Units	Revlon, Inc. ID: 13-3662955 One New York Plaza New York, New York 10004 New York, NY 10017

Name: E. Scott Beattie

ID:

You have been granted restricted stock units of Revlon, Inc. Class A Common Stock as follows:

Restricted Stock Unit Grant No.

Date of Grant	November 3, 2016

Number of Restricted Stock Units	93,458

The vesting schedule of the restricted shares of stock granted hereunder is as follows:

Except as otherwise provided in your Restricted Stock Unit Agreement (as defined below), One-third (1/3) of the total restricted stock units granted hereunder shall vest on November 3, 2017, one-third (1/3) of the total restricted stock units granted hereunder shall vest on November 3, 2018 and the remainder of the total restricted stock units granted hereunder shall vest on November 3, 2019.

This grant is made under, and governed by, the terms and conditions of the Fourth Amended and Restated Revlon, Inc. Stock Plan and your restricted stock unit agreement dated November 3, 2016 (the “Restricted Stock Unit Agreement”), of which this Notice forms a part.

Under the Company's Confidentiality of Information and Securities Trading Policy (the “Trading Policy”), employees and Directors of the Company, including Grantees of restricted stock, may be restricted from selling shares of restricted stock after the restrictions lapse and during certain “restricted periods.” As of the date of this Agreement, the “restricted periods” commence on the first day of each fiscal quarter of the Company (i.e., April 1, July 1, October 1 and January 1) and continue until two business days after the public release of the Company's earnings for the prior quarter (under the Trading Policy, these periods may change from time to time, and the Company may impose other restricted trading periods due to special circumstances).

*** SCHEDULE 2 TO RESTRICTED STOCK UNIT AGREEMENT ***

Exhibit 10.2

/s/ Michael T. Sheehan	November 3, 2016
For Revlon, Inc.	Date
/s/ E. Scott Beattie	November 3, 2016
Grantee	Date